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                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF

                               EARNINGS PER SHARE


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                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (millions - except per share amounts)
                                   (unaudited)

                                                                            Three Months Ended March 31,
                                        ---------------------------------------------------------------------------------------
                                                     1997                                                 1996
                                        -----------------------------------          ------------------------------------------
                                                                       Per                                               Per
                                               Amount                Share                    Amount                   Share
                                        --------------         ------------          ----------------            --------------
PRIMARY:
Net income                                      $76.5                                          $63.3
Less:  Preferred stock dividends                   --                                          (2.2)
                                        --------------                               ----------------
Income available to common
        shareholders                            $76.5                $1.02                     $61.1                      $.82
                                        ==============         ============          ================            ==============

Average shares outstanding                       71.7                                           72.2
Net effect of dilutive stock options              3.1                                            2.4
                                        --------------                               ----------------
                 Total                           74.8                                           74.6
                                        ==============                               ================

FULLY DILUTED:

Net income                                      $76.5                                          $63.3
Less: Preferred stock dividends                    --                                          (2.2)
                                        --------------                               ----------------
Income available to common
        shareholders                            $76.5                $1.02                     $61.1                      $.82
                                        ==============         ============          ================            ==============

Average shares outstanding                       71.7                                           72.2
Net effect of dilutive stock options              3.1                                            2.4
                                        --------------                               ----------------
                 Total                           74.8                                           74.6
                                        ==============                               ================